SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2008

NATHAN'S FAMOUS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-3189	11-3166443
(State of Incorporation)	(Commission	(I.R.S. Employer
	File Number)	Identification No.)

1400 Old Country Road, Westbury, New York		11590
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number including area code		(516) 338-8500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

As previously announced, on June 7, 2007, the Registrant entered into a Stock Purchase Agreement with Miami Subs Capital Partners I, Inc. (“MSCP”) and Miami Subs Corporation (“MSC”) effective as of May 31, 2007 (the “Stock Purchase Agreement”) pursuant to which the Registrant sold to MSCP all of the stock of MSC in exchange for $3,250,000, consisting of $850,000 in cash and MSCP’s promissory note in the principal amount of $2,400,000 (the “Note”). The Note was payable over a four-year term ending in June 2011, bore interest at a rate of 8% per annum and was partially secured by the personal guarantees of two principals of the Purchaser.

On October 28, 2008, in connection with a Settlement and Release Agreement (the “Settlement Agreement”) between the Registrant and MSCP, the Registrant agreed to modify the Note to provide for a three-year extension of the term of the Note until April 2014 and to reduce the monthly payment due under the Note (as so amended, the “Amended Note”); the interest rate remains unchanged. In connection with the foregoing, the Registrant also received a Reaffirmation of Guarantee from the two principals of MSCP pursuant to which each principal reaffirmed his respective obligations under his existing personal guaranty of the Note. The Registrant and MSCP entered into the Settlement Agreement on October 31, 2008, pursuant to which the Registrant and MSCP agreed to settle certain disputes arising under the Stock Purchase Agreement and MSCP agreed to release the Registrant from any and all claims it might have through the date of the Settlement Agreement, including those arising under the Stock Purchase Agreement.

There is no material relationship between the Registrant and any of its affiliates and the Purchaser, other than in respect of the Settlement Agreement; Amended Note; the Stock Purchase Agreement, pursuant to which, among other things, the Registrant is entitled to receive royalties on the sale of Nathan’s products in Miami Subs restaurants; the Security Agreement entered into simultaneously with the execution and delivery of the Stock Purchase Agreement, pursuant to which the Registrant was granted a lien on all of the assets of MSCP; and a sublease agreement pursuant to which the Registrant leases to MSCP office space.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunder duly authorized.

NATHAN'S FAMOUS, INC.

Date: October 31, 2008	By: /s/ Ronald DeVos
Ronald DeVos
Vice-President Finance and Chief Financial OfficerTitle
(Principal Financial and Accounting Officer)